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                          [HOPKINS & SUTTER LETTERHEAD]




STEWART R. SHEPHERD                                                  61732-XX001
(312) 558-6697

                               September 29, 1995



Mr. Emmet P. Cassidy
Secretary and Treasurer
Peoples Energy Corporation
130 East Randolph Drive
Chicago, Illinois 60601

     Re:  Peoples Energy Corporation Long-Term
          Incentive Compensation Plan (the "Plan")
          ----------------------------------------

Dear Mr. Cassidy:

     You have requested our opinion with respect to (i) the Federal income tax consequences of the Plan, (ii) the applicability to the Plan of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (iii) the status of the Plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (iv) the status of the stock options granted pursuant to the Plan under Section 1.421-7(b) of the regulations under the Code.

     In our opinion, the Federal income tax consequences of the Plan are as follows:

     A recipient will not realize taxable income at the time of the grant of a non-qualified stock option (an "Option") under the Plan. However, upon the exercise of an Option, a recipient who is not subject to the short-swing profit liability provisions of Section 16(b) of the Securities Exchange Act of 1934 will realize ordinary income in an amount measured by the excess, if any, of the fair market value of the shares of Peoples Energy Corporation (the "Company") common stock ("Common Stock") acquired upon exercise of the Option on the date of exercise over the Option price, and the Company will be entitled to a corresponding deduction at the same time and in the same amount. Upon a subsequent disposition of such shares, the recipient will realize short-term or long-term capital gain or loss depending upon the recipient's holding period for such shares, with the basis for computing such gain or loss equal to the Option price plus the amount of ordinary income realized upon exercise.

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Mr. Emmet P. Cassidy
September 29, 1995
Page 2


     A recipient will not realize taxable income at the time of the grant of a stock appreciation right (an "SAR"). Upon exercise, however, such recipient will realize ordinary income measured by the cash received (including taxes withheld); and the Company will be entitled to a corresponding deduction at the same time and in the same amount.

     The exercise of an Option through the exchange of shares of previously acquired Company Common Stock will generally be treated as a nontaxable exchange as to the number of shares given up and the identical number of shares received under the Option. That number of shares will take the same basis and, for capital gain purposes, the same holding period as the shares which are given up. The fair market value of the shares received upon such an exchange which are in excess of the number given up will be taxed to the recipient at the time of the exercise as ordinary income. The excess shares will have a new holding period for capital gain purposes and a basis equal to the fair market value of such shares determined at the time of exercise.

     The so-called "cashless" exercise of an Option under which the number of shares received under the Option is reduced by that number of shares with a fair market value equal to the Option price results in taxable ordinary income to the recipient at the time of exercise in an amount equal to the fair market value of the shares received. The holding period of such shares for capital gain purposes will begin on the day following the date of exercise and such shares will have a basis for tax purposes equal to the fair market value of the shares on the date of exercise.

     A recipient who is subject to the short-swing profit liability provisions of Section 16(b) of the Securities Exchange Act of 1934 and who acquires shares of Common Stock pursuant to the exercise of an Option will generally realize ordinary income at the later of (a) the time of exercise or (b) the end of a period of six months following the date of grant of such Option, in an amount equal to the excess, if any, of the fair market value of the Option shares at that time over the Option price. The Company will be entitled to a deduction equal to the amount of ordinary income realized by the recipient. Such deduction is allowed in the taxable year of the Company which includes the end of the recipient's taxable year in which the amount is included in the recipient's income. For purposes of determining whether the recipient would have long-term or short-term capital gain upon the subsequent sale of the shares, the recipient's holding period begins to run on the date the recipient realizes ordinary income.

     A recipient who is subject to the limitations imposed by Section 16(b) of the Securities Exchange Act of 1934 and who acquires shares of Company Common Stock pursuant to the exercise of an Option may, by filing an election with the Internal Revenue Service within 30 days of the date of exercise of the Option, elect to be taxed

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Mr. Emmet P. Cassidy
September 29, 1995
Page 3


as if the limitations of Section 16(b) did not apply to him. If such an election is made, the Company will be entitled to a deduction equal to the amount of ordinary income realized by the recipient. Such deduction is allowed in the taxable year of the Company which includes the end of the recipient's taxable year in which the amount is included in the recipient's income. Any subsequent disposition of the shares will result in capital gain or loss with the holding period beginning on the day following the date of exercise. In determining the amount of gain or loss, the recipient's basis will be the fair market value of the shares on the date of exercise.

     A recipient will not realize taxable income at the time of grant of a restricted stock award, assuming that the restrictions constitute a substantial risk of forfeiture for Federal income tax purposes. Upon the vesting of shares of Company Common Stock subject to an award, the recipient will realize ordinary income in an amount equal to the excess of the fair market value of such shares at such time over the amount paid by the recipient, if any. The Company will be entitled to a deduction equal to the amount of ordinary income realized by the recipient. Such deduction is allowed in the taxable year of the Company which includes the end of the recipient's taxable year in which the amount is included in the recipient's income. Dividends paid to the recipient during the restriction period will be taxable as compensation income to the recipient at the time paid and will be deductible at such time by the Company. The recipient of a restricted stock award may, by filing an election with the Internal Revenue Service within 30 days of the date of grant of the restricted stock award, elect to be taxed at the time of grant of the award on the excess of the then fair market value of the shares of Company Common Stock over the amount paid by the recipient, if any, in which case (1) the Company will be entitled to a deduction equal to the amount of ordinary income realized by the recipient (such deduction is allowed in the taxable year of the Company which includes the end of the recipient's taxable year in which the amount is included in the recipient's income), (2) dividends paid to the recipient during the restriction period will be taxable as dividends to the recipient and not deductible by the Company, and (3) there will be no further tax consequences to either the recipient or the Company when the restrictions lapse.

     Upon exercise of an Option or the vesting of shares included in a restricted stock award, the Company is obligated to withhold against the recipient's Federal and state income and employment tax liability. Payment of the withholding obligation can be made from other amounts due from the Company to the recipient or with shares of Company Common Stock owned by the recipient. If the recipient elects to tender shares of Company Common Stock or to reduce the number of shares the recipient is otherwise entitled to receive to satisfy the withholding obligation, the shares tendered or reduced will be treated as having been sold to the Company.

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Mr. Emmet P. Cassidy
September 29, 1995
Page 4


     It is our further opinion that (i) the Plan is not subject to the provisions of ERISA, (ii) the Plan is not a qualified plan under Section 401(a) of the Code, and (iii) Options granted under the Plan are not "statutory" options within the meaning of Section 1.421-7(b) of the regulations under the Code.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 to be filed by Peoples Energy Corporation under the Securities Act of 1933, as amended, and further hereby consent to the reference to our name under the heading "Tax Consequences" in the prospectus comprising a part of such Registration Statement and under the hearing "Interests of Named Experts and Counsel" in the Registration Statement.

                                        Sincerely,

                                        HOPKINS & SUTTER



                                        By: /s/ Stewart R. Shepherd
                                            ------------------------------------
                                                Stewart R. Shepherd, a Partner


SRS/wvd